Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Brian Denyeau
AspenTech	ICR
+1 781-221-5273	+1 646-277-1251
david.grip@aspentech.com	brian.denyeau@icrinc.com

Final Judgment and Permanent Injunction Entered Against
M3 Technology in Favor of Aspen Technology

Burlington, Mass. — June 6, 2012 — Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software to the process industries, announced that a final judgment and permanent injunction was entered today in favor of AspenTech in its trade secret misappropriation, copyright infringement and tortious interference action against M3 Technology, Inc. in the United States District Court for the Southern District of Texas.

The permanent injunction prohibits M3 Technology from using, marketing, selling, distributing, licensing, modifying, servicing, copying, or offering for sale or license the following products:

SIMTO Scheduling/M-Blend/Global
(versions 6.0, 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 7.0, 7.1, 7.2, 8.0)

SIMTO Scheduling/M-Blend
(versions 3.6, 4.0, 4.5, 4.6, 4.8, 4.9, 5.0)

SIMTO Scheduling
(versions 1.0, 2.0, 2.3, 3.0)

SIMTO Distribution

In addition, M3 Technology was ordered to pay Aspen Technology the sum of $11,346,329 in damages.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process.  With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient.  To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit http://www.aspentech.com.

(C) 2012 Aspen Technology, Inc. AspenTech, aspenONE, the Aspen leaf logo, OPTIMIZE, and the 7 Best Practices of Engineering Excellence are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Source: Aspen Technology, Inc.